Exhibit 10.2

First Amendment to the

Waste Management Inc. 2014 Stock Incentive Plan

WHEREAS, Waste Management, Inc. (the “Company”) has adopted the Waste Management Inc. 2014 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Paragraph XIII of the Plan, the Board may amend the Plan at any time, subject to any applicable stockholder approval requirements;

WHEREAS, the Board desires to amend the plan to remove certain share recycling features therein for future transactions; and

NOW THEREFORE, effective as of May 12, 2020, the Plan is hereby amended in the following respect:

1.	Subparagraph V(a) of the Plan shall be deleted in its entirety and replaced with the following:

(a)	Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 23,800,000 shares, plus (i) any shares of Common Stock that, as of the Effective Date, are available for issuance under the Prior Plan (and that are not subject to outstanding awards under the Prior Plan) and (ii) any shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date that are subsequently canceled or forfeited, or terminate, expire or lapse for any reason or any shares of Common Stock that otherwise subsequently become available under the Prior Plan. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. However, from and after May 12, 2020, shares surrendered in payment of the exercise price or purchase price of an Award and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall be deemed issued and shall no longer be available for the grant of an Award under the Plan. Shares surrendered or withheld prior to May 12, 2020 in the circumstances described in the immediately preceding sentence that were made once more available for issuance shall remain available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 1,500,000 shares and (ii) the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $7,000,000. The limitations set forth in clauses (i) and (ii) of the preceding sentence shall be applied in a manner that will permit Awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Awards granted to Employees that are canceled or re-priced. Notwithstanding any provision in the Plan to the contrary, the aggregate grant date fair value (computed in accordance with applicable accounting rules) of all Awards granted to any non-employee Director during any calendar year shall not exceed $500,000.

In Witness Whereof, the Company has caused this Amendment to be executed on this 12th day of May 2020.

Waste Management, Inc.

By:	/s/ Courtney A. Tippy
Courtney A. Tippy
Vice President & Corporate Secretary